UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Becton, Dickinson and Company
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Becton, Dickinson and Company (“BD”) is writing to supplement the information in its proxy statement dated December 16, 2021 for the 2022 annual meeting (the “BD 2022 Proxy Statement”) to be held on January 25, 2022.

As described in the BD 2022 Proxy Statement, in response to shareholder concerns evidenced by our fiscal 2020 say-on-pay results, we engaged in an extensive shareholder outreach program to obtain feedback on our executive compensation program. The chair and other members of the compensation committee participated directly in a number of the meetings. Based on the feedback from shareholders, we concluded that our fiscal 2020 say-on-pay vote result was largely the result of the one-time supplemental SAR awards granted to BD associates, not including the CEO.

BD is supplementing our proxy statement disclosure to clarify that the compensation committee reviewed and considered the shareholder feedback from the outreach program, and as a result of that feedback, the committee took action and made changes specifically to address the shareholder concerns related to the grant of supplemental awards in fiscal 2020. In response to those concerns, the committee determined that it would only consider making similar grants in the future in exceptional circumstances and after first consulting with our top shareholders. Based on the shareholder feedback received during the outreach program discussed above and in the BD 2022 Proxy Statement, the committee believes this change directly addresses the factor that led to the low level of say-on-pay support and sufficiently incorporates the shareholder feedback into its future compensation decisions. BD is committed to engaging regularly with our shareholders and soliciting their views as part of our strong corporate governance practices.